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                                                                                                                          EXHIBIT 12

                                           COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                                     FROM CONTINUING OPERATIONS
                                            (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)



                                                                                  YEAR ENDED
                                                 ---------------------------------------------------------------------------
                                                   December 28,    December 29,    December 31,  December 25,   December 26,
                                                      1997            1996            1995           1994           1993
                                                   ------------    ------------    ------------  ------------   ------------
FIXED CHARGES COMPUTATION

INTEREST EXPENSE:

     NET INTEREST EXPENSE ......................   $    97,286     $   66,740      $   57,623    $    43,742     $   44,283

     PLUS CAPITALIZED INTEREST .................         5,376          6,397           1,889            474            120
                                                   -----------     ----------      ----------    -----------     ----------
          GROSS INTEREST EXPENSE ...............       102,662         73,137          59,512         44,216         44,403

PROPORTIONATE SHARE OF INTEREST
     EXPENSE OF 50% OWNED PERSONS ..............         1,948         17,941          13,824         12,351         13,608

INTEREST COMPONENT OF
     RENT EXPENSE ..............................         6,671          5,787           5,781          5,303          4,946
                                                   -----------     ----------      ----------    -----------     ----------

          TOTAL FIXED CHARGES ..................   $   111,281     $   96,865      $   79,117    $    61,870     $   62,957
                                                   ===========     ==========      ==========    ===========     ==========


EARNINGS COMPUTATION

PRETAX EARNINGS ................................   $   693,852     $  310,209      $  182,817    $   265,737     $  220,036

     ADD:  FIXED CHARGES .......................       111,281         96,865          79,117         61,870         62,957

                  LESS:  CAPITALIZED INTEREST...        (5,376)        (6,397)         (1,889)          (474)          (120)

    LESS:  DISTRIBUTIONS IN EXCESS
                   OF (LESS THAN)
                   EARNINGS OF INVESTEES .......        (7,675)       (12,962)         (9,285)        (4,487)        (4,407)
                                                   -----------     ----------      ----------    -----------     ----------

          TOTAL EARNINGS AS ADJUSTED ...........   $   792,082     $  387,715      $  250,760    $   322,646     $  278,466
                                                   ===========     ==========      ==========    ===========     ==========

          RATIO OF EARNINGS
            TO FIXED CHARGES ...................         7.1:1          4.0:1           3.2:1          5.2:1          4.4:1
                                                   ===========     ==========      ==========    ===========     ==========
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